McGuire Woods
                     Battle & Boothe, L.L.P.

                        One James Center
                    Richmond, Virginia  23219

                         April 27, 1995



O'Sullivan Corporation
1944 Valley Avenue
Winchester, Virginia  22604

             O'Sullivan Corporation (the "Company")

Ladies and Gentlemen:

     You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the O'Sullivan Corporation
1995 Stock Option Plan (the "Plan") and the O'Sullivan Corporation 1995 Outside Directors Stock Option Plan (the "Outside Directors Plan"). The Registration Statement covers 400,000 shares of Common Stock, par value $1.00, of the Company (the "Common Stock") which have been reserved for issuance under the Plan and the Oustside Directors Plan.

     We are of the opinion that the 200,000 shares of Common
Stock which are authorized for issuance under the Plan, when issued or sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

     We are of the opinion that the 200,000 shares of Common
Stock which are authorized for issuance under the Outside Directors Plan when issued or sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement.


                    Very truly yours,

                    /s/  MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.









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